Exhibit 11

                           PATHE COMMUNICATIONS CORPORATION

                         COMPUTATION OF LOSS PER COMMON SHARE

                        (in thousands, except per share data)





                                                   Quarter      Quarter
                                                   Ended        Ended
                                                  March 31,    March 31,
                                                   1994          1993


          Net loss  . . . . . . . . . . . . .     $  (4,690)    $  (4,439)

          Weighted average
           common shares outstanding  . . . .       116,747       116,747

          Primary loss per
           common share . . . . . . . . . . .      $   (.04)     $   (.04)
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